Exhibit 99.1

Contact Information
Jerry R. Fabian
(949) 768-8161
SPARTA, INC. ANNOUNCES COMPLETION OF MERGER
Lake Forest, California — June 4, 2008. SPARTA, Inc. (“SPARTA”) announced today that Cobham plc has completed its acquisition of SPARTA pursuant to the previously announced agreement and plan of merger dated as of January 15, 2008 (the “Agreement”). SPARTA shareholders will receive $77.60 for each common share of SPARTA stock that they own.
About Cobham plc
Cobham plc is an international company engaged in the development, delivery and support of advanced aerospace and defense systems for land, sea and air platforms. Cobham has four divisions specializing in the provision of components, subsystems and services that keep people safe, improve communications and enhance the performance of platforms: Cobham Avionics and Surveillance; Cobham Defense Electronics Systems; Cobham Mission Systems; and Cobham Aviation Services. Cobham generates annual revenues in excess of £1 billion on the strengths of its partners and customers in more than 100 countries and its workforce of more than 10,000 highly skilled people across five continents. For more information about Cobham, visit www.cobham.com.
About SPARTA, Inc.
SPARTA provides world-class technical products and services to the defense, intelligence, and homeland security sectors of the federal government. Since SPARTA’s inception in 1979, it has successfully applied outstanding intellectual talent and expertise to help solve major national defense and intelligence challenges. SPARTA focuses on problems that require critical technical analysis, innovative engineering solutions, and expert acquisition support and has established a reputation for integrity, technical excellence, and customer satisfaction. For more information about SPARTA, visit www.sparta.com.